Exhibit 99.1

BROCADE CONTACTS

Media Relations	Investor Relations	FS Communications
Michelle Leach	Shirley Stacy	Wendy Lewis
Tel: 408.333.5319	Tel: 408.333.5752	Tel: 650.691.1488
mleach@brocade.com	sstacy@brocade.com	wendy@fscomm.com

BROCADE ANNOUNCES APPOINTMENT OF ROBERT R. WALKER
TO BOARD OF DIRECTORS

SAN JOSE, Calif. — April 27, 2005 — Brocade Communications Systems, Inc. (Brocade®) (Nasdaq: BRCD), the world’s leading provider of infrastructure solutions for Storage Area Networks (SANs), today announced that Robert R. Walker has joined its Board of Directors.

Walker’s career as a finance and operations executive spans nearly three decades. Before his retirement in 2001, he served as Chief Financial Officer of Agilent Technologies from its inception in 1999 to 2001. Prior to Agilent, Walker worked for 24 years in a wide range of positions at HP, including controller for various business groups, business manager for U.S. field operations, and executive in charge of HP’s Information Technology function. Before joining HP, he served in corporate finance positions at Ford Motor Company.

“We are very pleased to have Bob Walker join the Brocade Board of Directors,” said Mike Klayko, Chief Executive Officer of Brocade. “Bob Walker’s deep understanding of finance and operations in technology organizations will make him an excellent contributor to the board.”

Brocade Communications Systems, Inc.
1745 Technology Dr. San Jose, CA 95110
T 408.333.8000 F 408.333.8101
www.brocade.com

WALKER NAMED TO BROCADE BOARD	PAGE 2

Walker currently serves as a director of Liberate Technologies and Electro Scientific Industries, and he is Vice Chairman of Financial Executives International. He holds a BS in Electrical Engineering and an MBA in Finance from Cornell University.

Walker joins current Board members Neal Dempsey, Partner, Bay Partners; Dave House, Brocade Executive Chairman; Michael Klayko, Brocade Chief Executive Officer; L. William Krause, Chairman of Caspian Networks; Nicholas G. Moore, former Global Chairman of PricewaterhouseCoopers; Seth D. Neiman, Managing Partner, Crosspoint Venture Partners; Christopher B. Paisley, Dean’s Executive Professor of Accounting and Finance at the Leavey School of Business, Santa Clara University; and Sanjay Vaswani, Partner, Center for Corporate Innovation (CCI).

About Brocade Communications Systems, Inc.

Brocade offers the industry’s leading intelligent platform for networking storage. The world’s leading systems, applications, and storage vendors have selected Brocade to provide a networking foundation for their SAN solutions. The Brocade SilkWorm family of fabric switches and software is designed to optimize data availability and storage and server resources in the enterprise. Using Brocade solutions, companies can simplify SAN implementation, reduce the total cost of ownership of data storage environments, and improve network and application efficiency. For more information, visit the Brocade Web site at www.brocade.com or contact the company at info@brocade.com.

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Brocade, the Brocade B weave logo, Fabric OS, Secure Fabric OS, and SilkWorm are registered trademarks of Brocade Communications Systems, Inc., in the United States and/or in other countries. FICON is a registered trademark of IBM Corporation in the U.S. and other countries. All other brands, products, or service names are or may be trademarks or service marks of, and are used to identify, products or services of their respective owners..